Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-57533, 333-49847, 333-70195, 333-83949, 333-94841, 333-61238, 333-71496, 333-105295, 333-114006, 333-111454 and 333-127269 (including any amendments thereto)) and on Form S-8 (Nos. 333-52479, 333-35868, 333-112379, 333-35866, 333-111457, 333-118816, 333-127266 and 333-134886 (including any amendments thereto)) of Cheniere Energy, Inc. and subsidiaries of our report dated February 27, 2007, except for financial statement schedule I as to which the date is February 26, 2008, relating to the consolidated financial statements and financial statement schedule of Cheniere Energy, Inc. and subsidiaries, which appear in this Annual Report on Form 10-K on page 64.

/s/ UHY LLP

UHY LLP

Houston, Texas

February 26, 2008